Exhibit 99.1

April 12, 2023

Dear Shareholder:

The Board of Directors of Wilson Bank Holding Company is pleased to share with you the results of the Company’s first quarter of 2023.  Without a doubt, the economic environment continued to change throughout the first quarter of this year with the movement in short-term interest rates, as directed by the Federal Open Market Committee of the Federal Reserve. Despite the uncertainty in the broader economy and the banking sector in particular, our balance sheet has remained strong throughout the rising interest rate environment and we believe we are well positioned should additional short-term rate hikes materialize over the remainder of 2023. In light of recent developments in the financial services industry, we remain focused on monitoring our liquidity position and are continuing to seek to manage our balance sheet in a way that provides you, as a shareholder, and our customers with stability, consistency and confidence that your deposits are safe.

Overall demand for both loans and deposits remained steady and profitability remained solid in the first quarter of 2023 due to the increased income on loans we recorded in the quarter compared to the first quarter of 2022 though rising deposit costs continued to put pressure on our net interest margin. And, even with all of the uncertainty in the economy, we had an outstanding first quarter of 2023 as evidenced by the following results:

●	Assets as of March 31, 2023 were $4.477 billion, representing an increase of $369.2 million, or 8.2% from March 31, 2022.
●	Net Income for the quarter ended March 31, 2023 was $13.8 million, up $2.5 million, or 21.7%, from the first quarter of 2022.
●	Earnings Per Diluted Share for the first quarter of 2023 and 2022 were $1.20 and $1.01, respectively.
●	Return on Equity for the quarter ended March 31, 2023 was 14.65%, compared to 11.70% for the quarter ended March 31, 2022.
●	Deposit growth for the quarter ended March 31, 2023 was $156.6 million, or 4.0%, compared to $135.4 million, or 3.8%, for the quarter ended March 31, 2022.

We are proud to say Wilson Bank & Trust has once again been awarded a five star rating by Bauer Financial. This is Bauer’s highest rating and is compiled and analyzed from 2022 year-end financial data publicly reported to the FDIC. In addition to this honor, we were recently recognized as one of the Top 50 best-performing community banks in the U.S. with assets between $3 billion and $10 billion by S&P Global Market Intelligence. While awards like these further solidify the bank’s reputation in our market areas, we are more proud of the fact that you, our shareholders, as well as our employees and customers continue to refer your friends and family members to the bank.  Consistent organic growth coupled with a commitment to our markets and communities is what we believe will allow us to continue to thrive as an organization.

In light of the recent news of disruption in the financial services industry, it’s important for us to reiterate to our shareholders and customers that we believe your bank continues to be both a safe place for your deposits as well as an institution that can meet all of your banking needs. Consistent financial performance over the years is what we believe creates a strong foundation on which we can seek to better manage the bank through difficult economic times.  Strong capital, a loan portfolio managed by experienced bankers with strong ties to our communities and a stable deposit and customer base are all qualities that we believe create a bank that is built to last.  For those that are interested, we have been educating our customers on how to insure deposits to maximize FDIC insurance protection which in some cases can be much greater than $250,000.  Please know there are multiple options to consider when looking to protect your deposits.  We are here to help you and all of our customers navigate those options, if needed.  Please visit any of our offices for more information or for a personal evaluation.

As we look to move forward in the current economic environment, one thing is for certain, we would not be the bank we are today without our employees’ steadfast commitment to providing outstanding customer service every day. As a result, the leadership of the bank has put even greater focus in 2023 on maintaining and continuously developing an outstanding employee experience for each individual. We know when our employees are fulfilled by their work, they will do their best to serve our customers well in each interaction. Through the recruitment of great talent, competitive compensation, and more opportunities for increased engagement, it’s our goal to create space for each person to build a meaningful career here at the bank.

We truly appreciate the ongoing support and encouragement that we receive from you, the shareholders and we work diligently to maximize the value you receive in your investment. The latest price at which the company’s common stock sold of which we are aware is $69.00 per share.

As our banking practices continue to evolve, it is our mission to ensure customers have access to innovative products and technology while continuing to enrich the communities in which we live and work. Williamson County continues to show steady customer growth and we are thrilled to open our 30th location in Maryland Farms this spring. This location will be a full service office and allow our banking team the opportunity to continue to develop the relationships within our communities.

Our annual Shareholder Meeting will be held on

April 25th, 2023 at 6:00pm in the

Clemons-Richerson Operations Building

105 North Castle Heights Avenue, Lebanon, TN 37087

Our annual Shareholder’s Picnic will be held on

May 9th, 2023 from 4:30pm – 7:30pm in

Fiddler’s Grove at the Wilson County Fairgrounds

1033 Sparta Pike, Lebanon, TN 37087

Over the years, Wilson Bank & Trust has consistently proven to be dependable, accessible and responsive and we truly believe these qualities are what set us apart. We often say we want to be known for so much more than banking. We are a business driven by purpose and it’s our mission to improve the lives of our customers and our communities by sharing our talents, resources, and most importantly, showing love and care to all those we come in contact with each day. Thank you for your continued support and we look forward to serving you in the future.

John C. McDearman, III	Elmer Richerson
President/CEO	Chairman
Wilson Bank Holding Company	Wilson Bank Holding Company